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                    INFORMATION REQUIRED IN PROXY STATEMENT

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          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

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     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                             TEXAS INDUSTRIES, INC.
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                        TEXAS INDUSTRIES, INC.
  [TXI LOGO]            1341 W. MOCKINGBIRD LANE - DALLAS, TEXAS 75247 - (972)
                        647-6700

                                                                 August 28, 1998

DEAR SHAREHOLDER:

     You are cordially invited to attend the Annual Meeting of the Shareholders of Texas Industries, Inc., to be held at 9:30 A.M. Central Daylight Time, on Tuesday, October 20, 1998, at the University of North Texas Music and Fine Arts Education Center, 2100 North I-35E, Denton, Texas.

     The following Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Meeting. During the Meeting we will also report on the operations of the Company. Our 1998 Annual Report accompanies this Proxy Statement.

     It is important that your shares be represented at the Meeting regardless of the size of your holdings. If you are unable to attend in person, we urge you to participate by voting your shares by proxy. You may do so by filling out and returning the enclosed proxy card.

     If you arrive early, you are invited to have coffee and meet informally with the Directors.

                                                         Sincerely,

                                                    /s/ ROBERT D. ROGERS

                                                      ROBERT D. ROGERS
                                                         President

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON OCTOBER 20, 1998

     The Annual Meeting of Shareholders of Texas Industries, Inc. (the "Company") will be held at the University of North Texas Music and Fine Arts Education Center, 2100 North I-35E, Denton, Texas, on Tuesday, October 20, 1998, at 9:30 A.M. (C.D.T.) for the following purposes:

          1. To elect three (3) Directors to terms expiring in 2001.

          2. To transact such other business that may properly come before the Meeting or any adjournment thereof.

     Only Shareholders of record at the close of business on August 26, 1998, will be entitled to vote at the Meeting. A list of such Shareholders will be open to the examination of any Shareholder during ordinary business hours for a period of ten days prior to the Meeting, at the Executive Offices of the Company at 1341 W. Mockingbird Lane, Dallas, Texas.

     While you are encouraged to attend the Meeting, you are requested to date, sign and return promptly the accompanying proxy in the enclosed envelope provided for that purpose.

                                            By Order of the Board of Directors,

                                                    /s/ ROBERT C. MOORE

                                                      ROBERT C. MOORE
                                                         Secretary
August 28, 1998


                        TEXAS INDUSTRIES, INC.
  [TXI LOGO]            1341 W. MOCKINGBIRD LANE - DALLAS, TEXAS 75247 - (972)
                        647-6700

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD OCTOBER 20, 1998

                            SOLICITATION OF PROXIES

     This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Texas Industries, Inc., a Delaware corporation (the "Company"), of proxies in the accompanying form for exercise at the Annual Meeting of Shareholders of the Company to be held on October 20, 1998, and at any adjournment thereof. The approximate date on which this Proxy Statement and accompanying proxy were first sent to Shareholders is August 28, 1998.

     The cost of soliciting proxies in the accompanying form has been, or will be, borne by the Company. In addition to solicitation by mail, the Company will request banks, brokers and other custodians, nominees, and fiduciaries to send proxy material to the beneficial owners and to secure their voting instructions, if necessary. The Company will reimburse them for their expenses in so doing. Officers and regular employees of the Company may solicit proxies personally, by telephone or telegrams from some Shareholders, if proxies are not promptly received. In addition, the Company has retained ChaseMellon Shareholder Services to assist in the solicitation of proxies at a cost of $5,000 plus reasonable out-of-pocket expenses.

                      OUTSTANDING VOTING STOCK AND QUORUM

     The outstanding voting securities of the Company as of August 26, 1998, were 21,219,286 shares of Common Stock. Each share is entitled to one vote. The presence at the Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding voting securities of the Company is necessary to constitute a quorum to transact business.

                                VOTING OF PROXY

     The proxy enclosed is designed to permit each Shareholder of record at the close of business on August 26, 1998, to vote at the Annual Meeting and at any adjournment thereof. Shares cannot be voted at the Meeting unless the owner is present or represented by proxy. Any proxy may be revoked prior to the voting by notice in writing to the Secretary of the Company at the address stated above. The shares represented by any unrevoked proxy in the accompanying form, if such proxy is properly executed and returned, will be voted in accordance with the specifications made thereon, or in the absence of such specifications, in accordance with the Board of Directors' recommendations.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

     The bylaws of the Company provide for a board of not fewer than three nor more than twenty-one directors with the actual number to serve at any time to be determined by resolution of the board. The bylaws further provide that the board shall be divided into three classes, each class being as nearly equal in number as possible. The three classes have staggered terms of three years. The terms of office of three of the Directors expire at this Annual Meeting, all of whom have been nominated for reelection. The proxies solicited hereby cannot be voted for a greater number of persons than the three nominees named below. Unless otherwise indicated, all proxies that authorize the persons named therein to vote for the election of directors will be voted for the election of the nominees named below. Directors are elected by plurality vote. If any of the nominees named should not be available for election as a result of unforeseen circumstances, it is the intention of the persons named in the proxy to vote for the election of such substitute nominee, if any, as the Board of Directors may propose.

NOMINEES FOR DIRECTORS

     The following are nominees for election as directors of the Company for a term of office expiring at the Annual Meeting of Shareholders in 2001 or until their respective successors shall have been elected and qualified.

                                                                            SERVED AS   PROPOSED
                                          PRINCIPAL OCCUPATION              DIRECTOR    TERM TO
          NAME            AGE            DURING PAST FIVE YEARS*              SINCE      EXPIRE
          ----            ---            -----------------------            ---------   --------
Gerald R. Heffernan.....  78    President, G.R. Heffernan & Associates,       1986        2001
                                Ltd., Toronto, Ontario, Canada
Robert D. Rogers........  62    President and Chief Executive Officer of      1970        2001
                                the Company(a)
Ian Wachtmeister........  65    Chairman of The Empire, AB, Stockholm,        1977        2001
                                Sweden

CONTINUING DIRECTORS

     The term of office for each of the continuing directors expires at the Annual Meeting of Shareholders to be held in the year indicated below, or until his or her successor shall have been elected and qualified.

                                                                             SERVED AS
                                           PRINCIPAL OCCUPATION              DIRECTOR    TERM TO
          NAME            AGE            DURING PAST FIVE YEARS*               SINCE     EXPIRE
          ----            ---            -----------------------             ---------   -------
Robert Alpert...........  66    Chairman of the Board of The Alpert            1975       1999
                                  Companies (investments), Dallas,
                                  Texas(a)
Eugenio Clariond          55    Director General and Chief Executive           1998       1999
  Reyes.................        Officer of Grupo IMSA, S.A.; President,
                                  Mexico -- U.S. Chamber of Commerce;
                                  Director, Instituto Tecnologico y de
                                  Estudias Superiores de Monterrey, A.C.
Richard I. Galland......  82    Attorney at Law(b)                             1974       1999
Elizabeth C. Williams...  55    Vice President for Business & Finance/         1995       1999
                                  Treasurer, Southern Methodist
                                  University, Dallas, Texas
John M. Belk............  78    Chairman of the Board of Belk, Inc.(c)         1998       2000
Gordon E. Forward.......  62    Vice Chairman of the Board of the Company;     1991       2000
                                  President and Chief Executive Officer of
                                  Chaparral Steel Company until July 15,
                                  1998(d)

                                                                             SERVED AS
                                           PRINCIPAL OCCUPATION              DIRECTOR    TERM TO
          NAME            AGE            DURING PAST FIVE YEARS*               SINCE     EXPIRE
          ----            ---            -----------------------             ---------   -------
James M. Hoak, Jr.......  54    Chairman and a Principal of Hoak Capital       1995       2000
                                  Corporation (private equity investment
                                  firm) since September 1991; Chairman of
                                  HBW Holdings, Inc. (investment bank)
                                  since July 1996; Chairman of Heritage
                                  Media Corporation (broadcasting and
                                  marketing service firm), Dallas, Texas,
                                  from August 1987 until August 1997;
                                  Chairman and Chief Executive Officer of
                                  Crown Media, Inc. (cable television),
                                  Dallas, Texas, from February 1991 until
                                  January 1995(e)

---------------

 * Based upon information provided by the Directors to the Company as of July 1, 1998.

(a) Messrs. Rogers and Alpert are members of the Board of Directors of CNF Transportation, Inc.

(b) Mr. Galland is a member of the Board of Directors of D.R. Horton, Inc. and Associated Materials, Inc.

(c) Mr. Belk is a member of the Board of Directors of Lowes Companies, Inc. and Coca-Cola Bottling Co. Consolidated.

(d)  Mr. Forward is a member of the Board of Directors of Noranda Forest Inc.

(e) Mr. Hoak is a member of the Board of Directors of Dynamex, Inc., PanAmSat Corporation and Pier 1 Imports, Inc.

                BOARD COMMITTEES, MEETINGS, ATTENDANCE AND FEES

     The Board of Directors has an Audit Committee and a Compensation Committee and the full Board of Directors acts in lieu of a Nominating Committee. The Company's Compensation Committee, currently composed of Directors Clariond Reyes, Alpert and Hoak, met two times during the year. The Compensation Committee recommends and approves the salaries of top management of the Company and all stock option awards to key employees of the Company and its subsidiaries. Its actions are subject to the review and approval of the Board of Directors.

     The Company's Audit Committee, composed during the last fiscal year of Directors Belk, Wachtmeister and Williams, met twice during the year. The Audit Committee reviews the scope, plan and results of the annual audit with the independent auditors, approves and ratifies each professional service provided by the independent auditors; considers the independence of the auditors, and reviews and approves all non-audit fees paid to the independent auditors.

     The Board, acting in lieu of a Nominating Committee, will consider nominees for directors recommended by Shareholders. Communications to the Board may be addressed in care of the Company's Secretary at the Company's Executive Offices.

     The Board of Directors met seven times during the last fiscal year. Each Director attended more than 75% of the meetings of the Board of Directors.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company or its affiliates currently receive $10,000 per year plus $1,000 for each day that a Board and/or a Committee meeting is attended in person and $250 for each meeting attended by conference telephone. In addition, on January 1 of each year, each non-employee director receives an award of 500 restricted shares of the Company's Common Stock under the Company's directors restricted award plan. Further, Chairman of the Board, Gerald R. Heffernan, received an additional 2,000 restricted shares of the Company's Common Stock. The restrictions on the shares are removed at the time the director ceases holding such position. Until such time, the director is entitled to vote the shares and to receive all cash dividends. Under a deferred compensation agreement, annual and meeting fees may be deferred in whole or in part at the election of the director. Compensation so deferred is denominated in shares of the Company's Common Stock determined by reference to the average market price during the thirty (30) trading days prior to the date of the agreement. Dividends are credited to the account in the form of Common Stock at a value equal to the fair market value of the stock on the date of payment of such dividend. Each non-employee director is automatically granted an option to purchase 10,000 shares of Common Stock when first elected either by the Board, or by the Shareholders at an annual meeting, and an option to purchase 5,000 shares of Common Stock each time that such director is reelected at an annual meeting. The Company also reimburses directors for travel, lodging and related expenses they may incur in attending Board and/or Committee meetings.

OTHER TRANSACTIONS

     No reportable transactions occurred between the Company and any Director, nominee for director, officer or any affiliate of, or person related to, any of the foregoing since the beginning of the Company's last fiscal year (June 1, 1997).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is comprised exclusively of Directors who are not officers or employees of the Company. No executive officer of the Company serves or has served during the year on the Compensation Committee or as a director of another company, one of whose executive officers serves as a member of the Compensation Committee or as a Director of the Company.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth as of June 30, 1998, the approximate number of shares of Common Stock of the Company beneficially owned by each Director, by each executive officer named in the Summary Compensation Table and by all Directors and executive officers of the Company as a group.

                                                                 COMPANY COMMON SHARES
                                                              ---------------------------
                                                              BENEFICIALLY OWNED**   %(1)
                                                              --------------------   ----
Robert Alpert...............................................          10,610(2)       *
John M. Belk................................................          11,816          *
Melvin G. Brekhus...........................................          54,024(2)       *
Eugenio Clariond Reyes......................................           1,000          *
Gordon E. Forward...........................................          30,928(2)       *
David A. Fournie............................................           5,049(2)       *
Richard M. Fowler...........................................         146,184(2)       *
Richard I. Galland..........................................          32,913(2)       *
Gerald R. Heffernan(3)......................................         261,500(2)      1.2%
James M. Hoak, Jr...........................................          13,000(2)       *
Robert D. Rogers............................................         424,906(2)      2.0%
Ian Wachtmeister(4).........................................          16,794(2)       *
Elizabeth C. Williams.......................................          11,200(2)       *
All Directors and Executive Officers as a Group (26
  Persons)..................................................       1,274,889(2)      5.9%

---------------

  * Represents less than one percent (1%) of the total number of shares outstanding.

 ** Except as indicated in the notes below, each person has the sole voting and investment authority with respect to the shares set forth in the above table.

(1) Based on the sum of (i) 21,202,437 shares of Common Stock, which on June 30, 1998, was the approximate number of shares outstanding, and (ii) the number of shares subject to options exercisable by such person(s) within 60 days of such date.

(2) Includes, with respect to such person(s) shares of Common Stock subject to options exercisable within 60 days of June 30, 1998, as follows: Robert D. Rogers, 124,000 shares; Robert Alpert, 4,000 shares; Melvin G. Brekhus, 33,000 shares; Gordon E. Forward, 12,000 shares; David A. Fournie, 4,800 shares; Richard M. Fowler, 49,620 shares; Richard I. Galland, 12,000 shares; Gerald R. Heffernan, 8,000 shares; James M. Hoak, Jr., 6,000 shares; Ian Wachtmeister, 8,000 shares; Elizabeth C. Williams, 10,000 shares; and all Directors and Executive Officers as a Group, 412,004 shares.

(3) The wife of Mr. Heffernan owns 18,000 shares of Common Stock as to which he disclaims beneficial ownership.

(4) Includes 200 shares of Common Stock owned by the wife of Mr. Wachtmeister.

                             EXECUTIVE COMPENSATION

     There is shown below information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended May 31, 1998, 1997 and 1996, of those persons who were, at May 31, 1998,
(i) the Chief Executive Officer and (ii) the other four most highly compensated executive officers of the Company.

SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                                                                  COMPENSATION
                                                                             -----------------------
                                                                               AWARDS      PAYOUTS
                                                                             ----------   ----------
                                                      ANNUAL COMPENSATION    SECURITIES                  ALL OTHER
                  NAME AND                           ---------------------   UNDERLYING      LTIP       COMPENSATION
             PRINCIPAL POSITION               YEAR   SALARY($)   BONUS($)    OPTIONS(#)   PAYOUTS($)       ($)(3)
             ------------------               ----   ---------   ---------   ----------   ----------    ------------
Robert D. Rogers............................  1998   1,318,651    303,290      45,000     1,054,921(2)     23,676
  President and Chief Executive Officer       1997    838,745     218,074     110,000       670,996(2)     22,736
                                              1996    862,432    2,000,666         --           -0-        21,829
Gordon E. Forward(1)........................  1998    300,000     105,000      11,000       165,386        19,913
  Vice Chairman of the Board                  1997    300,000     385,000      60,000       278,499        19,630
                                              1996    300,000      88,389          --        15,356         4,963
Richard M. Fowler(1)........................  1998    225,000     130,500       8,200       416,175         3,000
  Vice President -- Finance                   1997    225,000     114,250      29,600       275,150         3,000
                                              1996    220,625     134,500      42,000       153,873         3,000
David A. Fournie(1).........................  1998    180,000      63,000       6,600       321,102         3,385
  Vice President -- Structural Products       1997    180,000     171,000      24,000         5,415         3,385
                                              1996    180,000      53,033          --         5,386         2,809
Melvin G. Brekhus...........................  1998    181,251      41,688       8,900       280,000         6,827
  Executive Vice President --                 1997    170,000      44,200      30,000       204,000         6,054
  Cement, Aggregates and Concrete             1996    151,250      47,644          --       129,500         5,122

---------------

(1) Includes compensation for fiscal year 1996 through December 31, 1997 paid by Chaparral Steel Company.

(2) Payment of one-half of this cash incentive was deferred pursuant to the terms of Mr. Rogers' employment contract.

(3) Vested and non-vested portion of amounts contributed and allocated by employer to employee benefit plans.

     On December 31, 1997, the Company acquired through a merger the separate 15.7% public ownership of Chaparral Steel Company ("Chaparral"). In anticipation of the merger, the executive officers of Chaparral were elected to similar positions in the Company, although they continued to participate in Chaparral's separate compensation and incentive plans during the 1998 fiscal year. In determining the most highly compensated executive officers of the Company during the 1998 fiscal year, the executive officers of Chaparral were considered as if they had been executive officers of the Company for the full fiscal year. None of Chaparral's executive officers are employed under contract. They participate on the same basis as other employees of Chaparral in its broad-based employee benefits program which includes a retirement savings plan, group medical coverage and life insurance. They also participate in a financial security plan similar to the plan offered by the Company to its executive officers. During the fiscal year, the steel segment exceeded the consolidated tangible return of assets thresholds established by Chaparral's Compensation Committee for both the cash incentive plans adopted for all employees of Chaparral for the 1998 fiscal year and the continuous rolling three-year cash incentive plan offered only for executive officers, and cash incentives were paid under such plans. The continuous three-year plan will be integrated into the Company's three-year plan beginning with the Company's 1999 fiscal year. Certain of the Chaparral executives have also been granted performance shares under a performance share plan established in 1976. The value of a performance share is based upon Chaparral's annual financial results averaged over the preceding five years and a cash dividend is paid on a performance share at the end of each fiscal year, equal to 10% of Chaparral's earnings per share for such fiscal year, based on an assumed 4.5 million shares. Performance shares are 40% vested after three years, 60% vested after four years, and 100% vested after five years. At five-year intervals, the plan requires, subject to several restrictions and conditions, that a percentage of the vested portion be redeemed based on the age of the executive such that 100% of vested shares are redeemed by the time the executive reaches 65 years of age. In 1986, grants under the plan were discontinued. Messrs. Gordon E. Forward, Richard M. Fowler and David A. Fournie received payouts under the plan for fiscal year 1998.

     Under an employment contract which extends through May 31, 2000, Mr. Robert
D. Rogers, the President and Chief Executive Officer of the Company, receives an annual salary consisting of a $300,000 base and an annual award of 21,632 shares of Common Stock, or the market value thereof in cash. In the event the annual salary earned in a year is greater than $900,000, the Board of Directors may, in its discretion, defer payment of salary earned in excess of $900,000 until termination of employment. Such deferred amounts shall be treated in the same manner as the deferred incentive compensation discussed below. The contract also has two incentive components. So long as he acts as the chief operating officer of the Company's cement/concrete business segment, Mr. Rogers will participate in that segment's annual incentive plan approved each year by the Board of Directors. In addition, the contract provides that in the event the Company's consolidated average return on equity for the two consecutive fiscal year periods ending May 31, 1997 and the three consecutive, fiscal year periods ending May 31, 1998, 1999 and 2000, respectively, equals or exceeds a return on equity objective of 16%, Mr. Rogers will receive an incentive payment in respect of each year in which such objective is achieved as follows: if the average return on equity is equal to or greater than 16% but less than 21%, an incentive payment equal to 80% of salary, if 21% or greater, the incentive payment will equal 160% of salary. Fifty percent of this latter incentive will be paid in cash and 50% deferred until termination of employment and distributed in three equal annual installments. Deferred incentive compensation is denominated in shares of the Company's Common Stock determined by reference to the fair market value of the stock (as defined in the employment contract) at the time of deferral and dividends are credited to the deferred account in the form of Common Stock at a value equal to the fair market value of the stock on the date of payment of such dividend. The shares of Common Stock credited to the account are adjusted to reflect any increase or decrease in the number of shares outstanding as a result of stock splits, combination of shares, recapitalizations, mergers or consolidations.

     The Company offers financial security plans for substantially all of its senior managerial and executive employees, including officers of its subsidiaries. The plans include disability benefits under certain circumstances and death benefits payable to beneficiaries for a period of ten years or until the participant would have attained age 65, whichever last occurs. Participants who retire at or after attaining age 65 (age 60 in the case of executive officers) will be entitled to a supplemental retirement benefit. In the event of termination of employment under certain circumstances following a change in control (as defined in the plans), a participant will be deemed to be fully vested in any supplemental retirement benefit, without reduction, provided by the plans.

1998 STOCK OPTION GRANTS

     The following table sets forth certain information concerning options granted during the fiscal year ended May 31, 1998, to each executive officer named in the Summary Compensation Table under the Company stock option plans.

                                                                                             POTENTIAL REALIZABLE VALUE
                                NO. OF        PERCENT OF                                      OF ASSUMED ANNUAL RATE OF
                              SECURITIES     TOTAL OPTIONS    EXERCISE                        STOCK PRICE APPRECIATION
                              UNDERLYING      GRANTED TO      OR BASE                            FOR OPTION TERM(2)
                                OPTIONS        EMPLOYEES     PRICE PER                       ---------------------------
           NAME              GRANTED(#)(1)      IN 1998      SHARES($)    EXPIRATION DATE    0%       5%          10%
           ----              -------------   -------------   ----------   ----------------   ---   ---------   ---------
Robert D. Rogers...........     45,000           13.82%        46.375     January 14, 2008   -0-   1,312,424   3,325,941
Gordon E. Forward..........     11,000            3.38%        46.375     January 14, 2008   -0-     320,815     813,008
Richard M. Fowler..........      8,200            2.52%        46.375     January 14, 2008   -0-     239,153     606,060
David A. Fournie...........      6,600            2.03%        46.375     January 14, 2008   -0-     192,489     487,805
Melvin G. Brekhus..........      8,900            2.73%        46.375     January 14, 2008   -0-     259,568     657,797

---------------

(1) The options to purchase Common Stock become exercisable in annual installments beginning one year from the date of grant.

(2) The dollar amounts under these columns are the result of calculation at 0% and at the 5% and 10% rates set by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the price of the Company's Common Stock. The Company did not use an alternative formula for a grant date value as it is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

OPTION EXERCISES AND YEAR-END VALUES

     The following table provides information concerning each option exercised during the fiscal year ended May 31, 1998, under the Company's stock option plans by each of the named executive officers and the value of unexercised options held by such executive officer on May 31, 1998.

                                                                  NUMBER OF           VALUE OF UNEXERCISED
                                                                 UNEXERCISED              IN-THE-MONEY
                                 NUMBER OF                    OPTIONS AT FISCAL         OPTIONS AT FISCAL
                                  SHARES                         YEAR END(#)             YEAR END($)(1)
                                ACQUIRED ON      VALUE      ---------------------   -------------------------
             NAME               EXERCISE(#)   REALIZED($)   EXERCISED/UNEXERCISED   EXERCISABLE/UNEXERCISABLE
             ----               -----------   -----------   ---------------------   -------------------------
Robert D. Rogers..............       -0-             --        82,000/173,000          3,142,438/4,648,500
Gordon E. Forward.............       -0-             --        12,000/ 59,000            413,625/1,797,500
Richard M. Fowler.............    14,500        304,047        34,620/ 63,680          1,397,971/2,181,076
David A. Fournie..............       -0-             --         4,800/ 25,800             165,450/ 747,600
Melvin G. Brekhus.............     8,000        259,240        41,000/ 50,900          1,779,740/1,736,075

---------------

(1) Computed based upon the difference between aggregate fair market value and aggregate purchase price.

PERFORMANCE GRAPH

     The Company has two major business segments -- a cement/concrete segment and a steel segment. The following chart compares the Company's cumulative total shareholder return on its Common Stock for the five-year period ended May 31, 1998, with the cumulative total return of the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500"), the Standard & Poor's Steel Index (the "S&P Steel Group") and a Cement Peer Group comprised of LaFarge Corporation, Lone Star Industries, Inc., Medusa Corp. and Southdown, Inc. (the "Cement Peer Group"). These comparisons assume the investment of $100 on May 31, 1993 and the reinvestment dividends.

        Measurement Period               Texas                                              Cement Peer
      (Fiscal Year Covered)            Industries        S & P 500        S & P Steel          Group
1993                                          100.00            100.00            100.00            100.00
1994                                          142.30            104.26            113.17            137.76
1995                                          166.21            125.31             95.34            126.90
1996                                          278.74            160.94             95.29            157.24
1997                                          215.62            208.28             98.65            202.29
1998                                          536.94            272.19             98.68            323.52

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is composed of three non-employee Directors. The Committee establishes the general compensation policies of the Company and the compensation plans for executive officers. It also administers the Company's Stock Option Plan. The Company's benefit plans, such as the Company's retirement plans and insurance plans, are administered by the Company's Human Resources Department.

     General. The objective of the Company's management compensation program is to (i) attract and retain highly qualified and productive individuals; (ii) motivate such individuals; and (iii) align their interests with those of the Company's Shareholders by building long-term value and thereby improving the return to the Company's Shareholders. The program provides for competitive base salaries, annual bonus opportunities, long-term incentives in the form of a rolling three-year incentive plan, stock options and competitive benefits including health, life and disability insurance, vacation, financial security plans and savings and defined contribution retirement plans. Typically, executives receive annual performance reviews. Such reviews cover considerations such as revenue generated, operating profit, return on assets, cost improvements, operational efficiency, safety, customer service, and cooperation with other employees, depending on the responsibilities of the executive. Only the Chief Executive Officer of the Company is subject to an employment agreement.

     Compensation Elements. The executive officers' total compensation objective consists of three basic elements -- salaries, annual incentives and long-term incentives. Annual and long-term incentives are a significant portion of total compensation and are strongly linked to financial performance.

     Salaries. Salaries comprise approximately 45% of the total compensation objective for an executive other than the Chief Executive Officer. Salaries of the Company's executive officers are determined by the Chief Executive Officer within the general compensation policies established by the Committee. Subjective criteria, such as the impact the executive has on the Company, the skills and experience required by the job, individual performance and internal equities are considered in determining salary levels. Quantitative relative weights are not assigned to the different criteria nor is a mathematical formula followed. Salaries are also reviewed periodically and compared to industry and geographic salary surveys to assure that they are in line with competitive market levels. The Company may at times suspend or limit salary increases when the operating performance of the Company will not support such increases.

     Annual Incentives. The Board of Directors annually considers the adoption for the ensuing fiscal year of a cash incentive plan for employees, including executives, of the Company's business units who do not participate in production plans. Under this annual incentive plan, a cash bonus equal to a designated percentage of an eligible executive's annual wages is earned if pre-established levels of rates of return on assets (as defined in the plan, "ROA") for the Company, are achieved. If the threshold level below which no incentives would be paid is exceeded, the cash incentive awards increase based upon specified ROA levels pre-established by the Committee. Target ROA levels and the designated percentage of an executive's salary are not established for executives individually; rather they are the same for all executives in order to foster a team-based approach. The Board of Directors has approved an annual incentive plan for the combined steel and cement/concrete business segments for fiscal year 1999 under which a threshold ROA of 12% has been established. The threshold level pre-established for the cement/concrete segment incentive plan for fiscal year 1998 was exceeded, enabling eligible executives of this segment to earn a cash incentive equal to 23% of their salaries. Approximately 10% of the total compensation objective for an executive is based on this annual cash incentive plan.

     Long-Term Incentives. Long-term incentives, which comprise approximately 45% of the executive's total compensation objective, are provided under a rolling three-year executive cash incentive plan and the Company's stock option plan.

     For an executive to earn an annual cash incentive award under the rolling three-year cash incentive plan, the Company must reach or surpass the average return on equity threshold established for the three-year period ending in the year in respect of which the incentive is earned. If the average threshold is reached or surpassed, the participating executives can earn a cash incentive award ranging from 35% to 120% or more of the executive's base salary, depending on the return on asset or return on equity achieved, as the case may be, and the recommendation of the chief executive officer based upon his subjective evaluation of the executive's individual performance. A minimum threshold to be achieved in order to earn a cash incentive award is established annually for the next three-year period. Minimum thresholds based on a calculated average return on assets have been established for each of the consecutive three-year periods through May 31, 2001. In 1998, the Compensation Committee established a minimum threshold for the three-year period ending May 31, 2001. The Committee believes that the rolling three-year plan focuses plan participants on growth and profitability for the Company. The threshold established by the Committee for the cement/concrete segment for the rolling three years ending with the Company's 1998 fiscal year was achieved and the participating executives were awarded incentive payments up to 70% of their base salaries. Beginning in fiscal year 1999 executives of both the Company's steel and cement/concrete business segments will participate in the same continuous three-year plan.

     The Committee believes that ownership of the Company's stock is an important element of its executive compensation program. When granted under the Company's Stock Option Plan, stock options have exercise prices of not less than 100% of the fair market value of the Company's Common Stock on the date of grant, become exercisable 20% after one year, 40% after two years, 60% after three years, 80% after four years and 100% five years after grant, and all expire not more than ten years after grant. Unlike cash, the value of a stock option award will not be immediately realized and will be dependent on the market value of the Common Stock in the future; thus, the option not only provides the executive an incentive for years after it has been awarded but ties this incentive program directly into increasing shareholder value. Stock options also strengthen the ability of the Company to attract, motivate and retain executives of superior capability required to achieve the Company's business objectives in an intensely. competitive environment. Options are granted under guidelines established under the general compensation policies of the Company. An executive is targeted to have between three to five times annual salary in accumulated options priced at the time of grant, such grants occurring approximately every two to three years. Under these guidelines, during fiscal year 1998, Robert D. Rogers, Gordon E. Forward, Richard M. Fowler, David A. Fournie and Melvin G. Brekhus received stock option awards of 45,000, 11,000, 8,200, 6,600, and 8,900 respectively.

     Chief Executive Officer's 1998 Compensation. Compensation for the Chief Executive Officer ("CEO") is determined through a process similar to that discussed above for executive officers in general and is embodied in the terms of an employment contract. During fiscal year 1998, the CEO's compensation was paid in accordance with the terms of an employment contract which expires at the end of the fiscal year ending May 31, 2000. Pursuant to the terms of the employment contract (see Executive Compensation), the CEO received an annual salary consisting of a $300,000 base component and an award in cash equal to the fair market value of 21,632 shares of Common Stock and participated in two performance incentives. As chief operating officer of the Company's cement/concrete business segment, he, participated in the annual incentive plan established for the segment for fiscal year 1998. In order for an incentive award to be earned under the plan, the segment had to achieve a return on its assets of 23% for the year. The segment surpassed this return on asset threshold and the CEO earned an incentive bonus of $303,290 under the plan. The Company's average return on equity for the three fiscal years ending 1998 was 19.4%. Accordingly, under long term incentive portion of his contract, the CEO earned an incentive bonus of $1,054,921, the payment of one-half of which was deferred.

     Tax Deductibility of Executive Compensation. The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code.
Section 162(m) makes certain "non-performance based" compensation to certain executives of the Company in excess of $1,000,000 non-deductible to the Company. To qualify as "performance-based compensation", performance goals must be pre-established and such goals approved by the Company's Shareholders before such compensation is paid. To satisfy the requirements of Section 162(m), the Company submitted and obtained approval of the Company's Shareholders of the incentive payment provisions of the Chief Executive Officer's employment contract. The Company generally intends to structure the compensation with its executives to achieve maximum deductibility under Section 162(m) with minimum sacrifices in flexibility and corporate objectives.

                          James M. Hoak, Jr., Chairman
                                                  Eugenio Clariond Reyes, Member
                                                           Robert Alpert, Member

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities and Exchange Act of 1934 generally requires the Company's Directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities ("10% owners") to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Directors, executive officers and 10% owners are required by the Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of copies of such reports furnished to the Company and written transaction reports of its Directors and executive officers indicating that no other reports were required to be filed during the 1998 fiscal year, the Company believes that all filing requirements applicable to its Directors, executive officers and 10% owners were complied with in accordance with Section 16(a) except that one transaction report for Carlos E. Fonts and Richard I. Galland was filed late.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Ernst & Young LLP were the Company's independent auditors for the last fiscal year and will continue to be for the current year. A representative of Ernst & Young LLP will attend the Shareholders' Meeting; and although such representative does not intend to make a statement to the Shareholders, he will be available to respond to any relevant questions of the Shareholders.

                                 ANNUAL REPORT

     A copy of the Company's Annual Report for the fiscal year ended May 31, 1998, is being mailed to each Shareholder of record along with the proxy material, but is not to be considered as a part of the proxy soliciting materials.

                           1999 SHAREHOLDER PROPOSALS

     Proposals of Shareholders intended to be presented at the next Annual Meeting of Shareholders presently scheduled for October 19, 1999, must be received by the Secretary of the Company not later than April 30, 1999, to be eligible for inclusion in the proxy statement and form of proxy relating to that meeting.

     Proposals of Shareholders intended to be presented at the next Annual Meeting of Shareholders which are not received by the Secretary of the Company before April 30, 1999 shall be untimely. Upon the presentation at the next Annual Meeting of Shareholders of any matter not timely proposed, the persons named in the proxy accompanying the Company's proxy statement relating to that meeting will have the discretionary authority to vote all proxies on such matters in accordance with their best judgment.

                                 OTHER MATTERS

     At the date of this Proxy Statement, the Board of Directors was not aware that any matters not referred to in this Proxy Statement would be presented for action at the Meeting. If any other matters should come before the Meeting, the persons named in the accompanying proxy will have the discretionary authority to vote all proxies in accordance with their best judgment.

                                            By Order of the Board of Directors,

                                                    /s/ ROBERT C. MOORE

                                                      ROBERT C. MOORE
                                                         Secretary

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                           FOR SHARES OF COMMON STOCK

                             TEXAS INDUSTRIES, INC.

           PROXY FOR ANNUAL MEETING OF SHAREHOLDERS OCTOBER 20, 1998

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned hereby appoints ROBERT ALPERT, GERALD R. HEFFERNAN and ROBERT D. ROGERS, or any of them, attorneys and proxies, with power of substitution and revocation, to vote, as designated on the reverse side, all shares of stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting (including all adjournments thereof) of shareholders of Texas Industries, Inc. to be held on Tuesday, October 20, 1998 at 9:30 A.M. at the University of North Texas Music and Fine Arts Education Center, 2100 North I-35E, Denton, Texas.

         (THIS PROXY CONTINUES AND MUST BE SIGNED ON THE REVERSE SIDE)

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                             -FOLD AND DETACH HERE-

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TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS JUST SIGN BELOW;            Please mark       / X /
NO BOXES NEED TO BE CHECKED                                                                    your votes as
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2                                     indicated in
                                                                                               this example


Item 1 - Election of Directors (see reverse).       Gerald R. Heffernan, Robert D. Rogers and Ian Wachtmeister to serve in a class of directors with a term expiring in 2001.
FOR all nominees            WITHHOLD
  (except as               AUTHORITY
specified hereon)    to vote for all nominees       (Instruction: To withhold authority to vote for an individual nominee write
                         listed at right            that nominee's name on the space provided below.)

     /  /                    /  /
                                                    ----------------------------------------------------------------------------

Item 2 - To transact such other business that may properly come before the meeting.



                                                              THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN
                                                              THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IN THE
                                                              ABSENCE OF SUCH INSTRUCTIONS THIS PROXY WILL BE VOTED
                                                              FOR THE NOMINEES LISTED IN ITEM 1 AND FOR THE PROPOSAL
                                                              IN ITEM 2.

                                                              (Sign exactly as name(s) appear hereon. If shares are
                                                              held jointly each holder should sign. If signing for
                                                              estate, trust or corporation, title or capacity should
                                                              be stated.)

                                                              Please date, sign and return this Proxy in the enclosed
                                                              business envelope.

                                                              Dated:                                           , 1998
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                                  o   FOLD AND DETACH HERE   o
